Exhibit 99.1

Capstone Turbine Announces 2nd Quarter 2006 Results

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 10, 2005--Capstone Turbine Corporation(R) (Nasdaq:CPST) (www.microturbine.com) reported results for the second quarter of fiscal year 2006 on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2005.
    Backlog increased to $12.5 million at quarter-end, up over 120% from the prior year comparable quarter, and sequentially up 2% from the first quarter.

    Financial Summary

    Capstone's revenues increased to $5.7 million at quarter end, up approximately 46% from the prior year comparable quarter, and up 50% from the first quarter. The majority of the increase from the first quarter was due to staged shipments for rapid response to the New York market and payment from certain international customers, recognized as revenue in the second quarter.
    The reported gross loss was $1.1 million for the second quarter of fiscal 2006, an improvement of $2.3 million from the $3.4 million loss reported for the first quarter of fiscal 2006. Gross loss expressed as a percentage of revenue improved approximately 70 points from the prior quarter and approximately 35 points from the same quarter last fiscal year. The improvement was due to increased sales, reduced warranty costs and an increase in production activity resulting in a higher absorption of overhead costs into inventory.
    Research and development costs were $2.7 million for the quarter, up $0.6 million from the prior quarter. The increase is attributable to a delay in the start of a government contract that provides a cost-sharing component.
    Selling, general and administrative costs were $6.8 million for the quarter, up approximately $1.0 million from the prior quarter. The increase relates to non-recurring severance charges of $0.5 million and the remainder was primarily due to an increase in legal and consulting fees.
    Capstone's net loss was $10.2 million or $0.12 per share, improved from the $10.9 million loss, or $0.13 per share reported for the first quarter of fiscal 2006.
    Cash usage in the second quarter was $7.9 million, an improvement of $3.7 million from the prior quarter's cash usage of $11.6 million. The lower cash usage was primarily due to less cash used in operating activities.
    Cash and cash equivalents at the end of the quarter were $44.1 million. Additionally, in October 2005, the company completed a registered direct offering of the company's common stock resulting in gross proceeds of approximately $41.4 million.

    Business Summary

    John Tucker, Capstone's President and CEO, said "We are continuing to build our business, making progress towards our mission of becoming the world leader in distributed power generation. Additionally, we were pleased to be selected by Governor Schwarzenegger's office to participate in a business development mission. This is a week long event with stops in Beijing, Shanghai and Hong Kong. Capstone will be participating in the Made in California Expo on November 16 at the Kerry Centre Hotel in Beijing."
    Listed below is a brief summary of our recent operating accomplishments:
    Opened a Capstone representative office in Shanghai, China. By working with the company's China distributor, Shanghai Aerospace Energy, it is expected that China will become one of the company's leading customers in the years ahead. (Nov. 7, 2005.)
    Completed registered offering of 17,000,000 shares of Capstone's common stock. The offering raised gross proceeds of approximately $41.4 million, significantly strengthening the company's cash and liquidity position. (Oct. 24, 2005.)
    Capstone's MicroTurbine fleet surpassed 10 million operating hours. Ten million hours is equivalent to more than 1,000 years worth of continuous operation, or an estimated 350,000 megawatt hours of clean, fuel-efficient Capstone MicroTurbine operation. (Sep. 29, 2005.)
    Filed Materials and Equipment Acceptance ("MEA") application with the New York City Department of Buildings MEA Division for Capstone's latest product development for emergency elevator power. Over the last fifteen months, Capstone has worked diligently to develop this specific application of a Capstone branded product for elevator and other site-specific emergency power applications. As a result of this effort, the company is the first in the industry to develop a standardized OEM solution for this special purpose. The new Capstone package will allow OEM elevator manufacturers, architects, engineers, property owners and emergency services agencies to specify this unique new product offering for emergency elevator power in their facilities or applications. (Sep. 14, 2005.)

    Conference Call

    The Company will host a conference call today, Thursday, November 10, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Company's website: www.microturbine.com.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,200 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 10 million documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Shanghai and Tokyo.

    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

    This press release contains "forward-looking statements," as that term is used in the federal securities laws, with regard to business growth generally, increased business in China and application of Capstone products for emergency elevator power. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan," "driving to" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.



                     CAPSTONE TURBINE CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                           September 30,   March 31,
                                               2005          2005
                                           ------------- -------------
                  Assets
Current Assets:
 Cash and cash equivalents                  $44,051,000   $63,593,000
 Accounts receivable, net of allowance
  for doubtful accounts and sales returns
  of $702,000 at September 30, 2005 and
  $536,000 at March 31, 2005                  1,529,000     3,150,000
 Inventory                                   15,933,000    11,273,000
 Prepaid expenses and other current
  assets                                      1,617,000       912,000
 Assets held for sale                            80,000        80,000
                                           ------------- -------------
  Total current assets                       63,210,000    79,008,000
                                           ------------- -------------
Equipment and Leasehold Improvements:
 Machinery, equipment, and furniture         19,228,000    18,760,000
 Leasehold improvements                       8,609,000     8,563,000
 Molds and tooling                            3,152,000     3,096,000
                                           ------------- -------------
                                             30,989,000    30,419,000
 Less accumulated depreciation and
  amortization                               21,935,000    19,890,000
                                           ------------- -------------
  Total equipment and leasehold
   improvements, net                          9,054,000    10,529,000
                                           ------------- -------------
Non-Current Portion of Inventory              2,643,000     3,990,000
Intangible Asset, net                         1,293,000     1,427,000
Other Assets                                    228,000       236,000
                                           ------------- -------------
  Total                                     $76,428,000   $95,190,000
                                           ============= =============

   Liabilities and Stockholders' Equity
Current Liabilities:
 Accounts payable                            $4,274,000    $3,324,000
 Accrued salaries and wages                   1,487,000     1,442,000
 Other accrued liabilities                    3,396,000     2,472,000
 Accrued warranty reserve                     7,985,000     8,667,000
 Deferred revenue                             1,404,000     1,522,000
 Current portion of notes payable and
  capital lease obligations                      19,000        19,000
                                           ------------- -------------
  Total current liabilities                  18,565,000    17,446,000
                                           ------------- -------------
Long-Term Portion of Notes Payable and
 Capital Lease Obligations                       56,000        64,000
Other Long-Term Liabilities                     740,000     1,002,000
Commitments and Contingencies                        --            --
Stockholders' Equity:
 Preferred stock, $.001 par value;
  10,000,000 shares authorized; none issued          --            --
 Common stock, $.001 par value; 415,000,000
  shares authorized; 85,943,621 shares issued
  and 85,392,413 shares outstanding at
  September 30, 2005; 85,379,446 shares issued
  and 84,828,238 shares outstanding at
  March 31, 2005                                 86,000        85,000
 Additional paid-in capital                 532,309,000   530,391,000
 Accumulated deficit                       (474,533,000) (453,469,000)
 Less: Deferred stock compensation             (282,000)     (356,000)
 Less: Treasury stock, at cost; 551,208
  shares                                       (513,000)     (513,000)
                                           ------------- -------------
  Total stockholders' equity                 57,067,000    76,678,000
                                           ------------- -------------
  Total                                     $76,428,000   $95,190,000
                                           ============= =============


                     CAPSTONE TURBINE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                            Three                      Six
                         Months Ended              Months Ended
                         September 30,             September 30,
                       ----------------           ---------------
                       2005        2004          2005         2004
                       ----        ----          ----         ----

Revenues           $ 5,705,000  $ 3,925,000  $ 9,512,000  $ 6,880,000
Cost of Goods Sold   6,768,000    6,039,000   13,992,000   11,470,000
                   -----------  -----------  -----------  -----------
Gross Loss          (1,063,000)  (2,114,000)  (4,480,000)  (4,590,000)

Operating Expenses:
 Research and
  development        2,728,000    2,919,000    4,833,000    6,333,000
 Selling, general
  and administrative 6,788,000    4,779,000   12,525,000    9,646,000
                    -----------  -----------  -----------  -----------
 Total operating
  expenses           9,516,000    7,698,000   17,358,000   15,979,000
                    -----------  -----------  -----------  -----------
Loss from
 Operations        (10,579,000)  (9,812,000) (21,838,000) (20,569,000)
Interest Income        377,000      315,000      773,000      559,000
Interest Expense       (19,000)     (15,000)     (21,000)     (35,000)
Other Income            22,000      365,000       24,000      366,000
                    -----------  -----------  -----------  -----------
Loss Before Income
 Taxes            (10,199,000)  (9,147,000) (21,062,000)  (19,679,000)

Provision for
 Income Taxes               -            -        2,000         2,000
                    -----------  -----------  -----------  -----------

Net Loss         $(10,199,000) $(9,147,000)$(21,064,000) $(19,681,000)
                  ============  =========== ============  ============

Weighted Average
 Common Shares
 Outstanding       84,954,753   84,358,761   84,673,382    84,299,279
                  ============  =========== ============  ============

Net Loss Per Share
 of Common Stock -
 Basic and Diluted   $  (0.12)    $  (0.11)    $  (0.25)     $  (0.23)
                  ============  =========== ============  ============


    CONTACT: Capstone Turbine Corporation
             News media inquiries:
             Keith Field, 818-407-3615
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628